                                                                     EXHIBIT 99


                  [CHESAPEAKE ENERGY CORPORATION LETTERHEAD]


June 30, 2000

VIA TELEFACSIMILE

Mr. Michael K. Paulk
President
Gothic Energy Corporation
Gothic Production Company
6120 South Yale Avenue
Tulsa, Oklahoma 74136

Dear Mr. Paulk:

                  This letter of intent summarizes the principal terms of the proposed acquisition by Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"), of Gothic Energy Corporation, an Oklahoma corporation ("Gothic"), and Gothic Production Company, an Oklahoma corporation and wholly owned subsidiary of Gothic ("Production" and together with Gothic, the "Gothic Parties"). The proposed acquisition and the terms and conditions of the transaction are as follows:

         1. Merger. The proposed transaction will be consummated as a merger (the "Merger") of a wholly owned subsidiary of Chesapeake with Gothic. It is the intent of the parties that the Merger will be tax free to the shareholders of Gothic and the Merger will be structured accordingly. In connection with the Merger, the holders of shares of Gothic common stock, par value $.01 ("GEC Stock"), other than Chesapeake or any wholly owned subsidiary of Chesapeake, will receive in the aggregate 4.0 million shares of Chesapeake common stock, par value $.01 (the "CHK Stock") to be allocated among Gothic's shareholders on the basis of the number of shares of GEC Stock owned by such shareholders. As part of the Merger all stock options for GEC Stock issued to any officer, employee, director or independent contractor under Gothic's stock option plans will be converted prior to the Merger or will be terminated, canceled and released as of the closing of the Merger. It is the intent of the parties that on consummation of the Merger Chesapeake or Chesapeake's designated subsidiaries will own all of the outstanding capital stock of Gothic. The CHK Stock to be received by Gothic's shareholders in the Merger will be registered under the Securities Act of 1933, and consequently the proxy statement for Gothic's shareholders meeting will comply with the requirements for a Form S-4 Registration Statement under the Securities Act of 1933.

         2. Merger Agreements. On the execution and delivery of this letter by each of the parties: (a) Chesapeake will commence preparation of a definitive merger agreement (the

Mr. Michael K. Paulk
June 30, 2000
Page 2

"Agreement"); (b) the parties will make reasonable efforts to prepare and file all required filings under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"); and (c) the parties will use reasonable efforts to prepare, file and make effective a proxy statement covering the Merger and attempt to secure the requisite shareholder approval by Gothic's shareholders. The Agreement will contain comprehensive representations, warranties, covenants and terms as usual and customary in transactions of this nature. The consummation of the Merger and the parties' obligations under the Agreement will be subject to the usual and customary conditions to a transaction of this nature, including, but not limited to: (x) consents to the Merger by any governmental regulatory agencies whose consent is necessary including, without implied limitation, compliance with the HSR Act; (y) approval of the Merger by Gothic's shareholders; and (z) any consents to the assignment of any material contracts or agreements which are reasonably determined by Chesapeake to be necessary.

         3. Access. Subsequent to the execution of this letter through the closing of the Merger, the Gothic Parties will cause the officers, directors, employees, accountants, engineers, investment bankers, legal counsel and all other representatives and agents of the Gothic Parties (the "Gothic Representatives") to provide full and free access to the books, contracts, assets, records, businesses and representatives of the Gothic Parties as Chesapeake may request in connection with Chesapeake's review and investigation of the Gothic Parties. The Gothic Parties and the Gothic Representatives will cooperate fully with Chesapeake and Chesapeake's representatives in completing Chesapeake's due diligence of the Gothic Parties.

         4. Conduct of Business. Until the execution and delivery of the Agreement, the Gothic Parties will continue to conduct the operations and businesses of such parties in the ordinary course and will not engage in or permit any extraordinary transactions without the prior written consent of Chesapeake. The Gothic Parties hereby agree that transactions outside the ordinary course include, without limitation, the sale of assets other than in the ordinary course of business, the modification of any material employment relationship, any increase in compensation for any executive officer (other than the exercise of stock options previously issued pursuant to existing employment arrangements), any distributions with respect to any capital stock of Gothic (excluding any exercise of any existing option, warrant or other derivative security in accordance with its terms) and the termination of or default under any material agreements or contracts. The parties agree that the pursuit of existing litigation by the Gothic Parties will be considered in the ordinary course of business but settlement of any litigation where the Gothic Parties are required to admit liability, transfer any assets or incur similar obligations will require the prior written approval of Chesapeake.

         5. Exclusive Dealing. On or before the earlier of August 15, 2000, or termination of this letter of intent with the written consent of both parties under paragraph 10 herein, the Gothic Parties will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, initiate or participate in negotiations with or encourage, discuss or consider any proposal from any person regarding the Acquisition (as hereafter defined) of: (a) any shares of the capital stock of the Gothic Parties; (b) any of the Gothic Parties or the Gothic Parties' businesses or operations; or (c) any assets of the Gothic Parties other than to unaffiliated third parties for value in the ordinary course of business. For purposes of this letter of intent the term "Acquisition" means

Mr. Michael K. Paulk
June 30, 2000
Page 3

any person acquiring, directly or indirectly, an interest in the Gothic Parties or any business, operation or asset of the Gothic Parties including, without implied limitation, any such action by purchase, merger, reorganization, consolidation, lease, contract or operation of law. Gothic further agrees not to provide any information concerning the Gothic Parties with respect to any of the foregoing. In the event any person should solicit, initiate negotiations or make inquiries relative to any Acquisition the Gothic Parties will immediately notify Chesapeake in writing.

         6. Break-up Fee. In the event that any of the Gothic Parties breach paragraph 5 of this letter of intent or terminate this letter of intent after August 15, 2000, and within one (1) year after the date of this letter of intent any of the Gothic Parties enters into a letter of intent or other agreement relating to the Acquisition of a material portion of the capital stock of any of the Gothic Parties or any assets, operations or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory or immaterial assets in the ordinary course), then the Gothic Parties will pay to Chesapeake the sum of $17 million (the "Break-up Fee") in immediately available funds. The Break-up Fee is not Chesapeake's exclusive remedy in the event of a breach by the Gothic Parties of any Binding Provision (as hereafter defined) and in such event Chesapeake will be entitled to exercise any and all rights and remedies provided by law or in equity. The Break-up Fee will not be payable by the Gothic Parties in the event that this letter of intent is terminated solely as a result of the failure to obtain the required governmental consents.

         7. Restructure Agreement. On or about June 5, 2000, Gothic entered into that certain Agreement in Respect of Restructuring of Gothic Energy Corporation 14c% Series B Senior Secured Discount Notes (the "Restructure Agreement") with certain holders of the Gothic Energy Corporation 14c% Series B Senior Secured Discount Notes (the "Notes") which provided for the restructure of Gothic by filing for protection under the United States Bankruptcy Code (the "Bankruptcy Code") using a prepackaged bankruptcy plan. Subsequent thereto Chesapeake Energy Marketing, Inc., an Oklahoma corporation and a wholly owned subsidiary of Chesapeake ("CEMI"), acquired and continues to hold the Notes that were held by the persons that executed and delivered the Restructure Agreement. Based on current circumstances Gothic does not plan to file for protection under the Bankruptcy Code on or before July 20, 2000, as required by the Restructure Agreement and requests that Chesapeake and CEMI terminate the Restructure Agreement. Accordingly, Chesapeake (for its own account and on behalf of CEMI) and Gothic by the execution and delivery of this letter of intent: (a) jointly and irrevocably terminate the Restructure Agreement; (b) release all parties to the Restructure Agreement from any and all obligations thereunder and any related agreements; and (c) hereby agree to execute or cause to be executed any documents necessary or appropriate to evidence the termination of the Restructure Agreement and the release the obligations arising thereunder.

         8. Option. Effective March 27, 2000, Chesapeake Exploration Limited Partnership, an Oklahoma limited partnership ("CELP"), granted to the Gothic Parties an option (the "Option") to acquire all of the Gothic capital stock owned by CELP subject to various conditions which included the Gothic Parties filing for protection under the Bankruptcy Code, affirming various

Mr. Michael K. Paulk
June 30, 2000
Page 4

agreements with Chesapeake and confirming a plan of reorganization. Because neither of the Gothic Parties intend to file a bankruptcy petition and may desire to propose wells in contravention of the terms of the Option, the Gothic Parties hereby irrevocably terminate and release the Option and any and all obligations of CELP under the Option including, without implied limitation, any obligation of CELP to convey any capital stock or security issued by the Gothic Parties and owned by CELP or any affiliated entity. In addition, CELP hereby releases the Gothic Parties from any and all obligations under the Option, whether express or implied, including any obligation of any of the Gothic Parties to file a bankruptcy petition or seek confirmation of a bankruptcy plan. Chesapeake (for its own account and on behalf of CELP) and the Gothic Parties by the execution and delivery of this letter of intent hereby agree to execute or cause to be executed any documents necessary or appropriate to evidence the termination of the Option and the release of the obligations arising thereunder. The termination of the Option will not affect or terminate any provision of that certain Option Purchase Agreement dated February 28, 2000, among the Gothic Parties and CELP.

         9. Costs. Chesapeake and the Gothic Parties will be responsible for the costs and expenses incurred by such parties (including any broker, finder's or investment banking fees) incurred in connection with this letter of intent or the transaction contemplated by this letter of intent. Notwithstanding the foregoing: (a) any fees under the HSR Act will be paid fifty percent by Chesapeake and fifty percent by the Gothic Parties; and (b) if a party institutes an action or proceeding against any other party under this letter of intent the unsuccessful party to such action or proceeding will reimburse the prevailing party for the reasonable attorneys' fees and disbursements incurred by the prevailing party. Gothic's remedy in the event that Chesapeake terminates this letter of intent after August 15, 2000 (other than as a result of a breach of this letter of intent by the Gothic Parties or the failure to satisfy the conditions under paragraph 2 of this letter of intent), and within one (1) year after the date of this letter of intent the Gothic Parties have not entered into an Acquisition of the Gothic Parties at a higher price than the value of the CHK Stock on the date of this letter of intent, Chesapeake will pay to the Gothic Parties $1.0 million as a reimbursement of the Gothic Parties' expenses and damages in connection with this proposed transaction.

         10. Liability. Except for paragraphs 3 through 10 inclusive (the "Binding Provisions") which are intended to create binding obligations, it is understood that no legal obligation or liability is created by this letter of intent and that the legal obligations and liabilities of the parties are to arise only on the duly authorized execution and delivery of the Agreement. The terms of this letter of intent can only be amended or modified in a writing signed by all parties hereto. Except as expressly set forth in the Binding Provisions or the Agreement, no past or future action, course of conduct, failure to act with respect to the Merger, the failure to negotiate or the failure to consummate the Merger will give rise to or serve as the basis for any liability of the parties. This letter of intent will terminate on the written consent by all of the parties hereto or by written notice of any party after August 15, 2000. The termination of this letter of intent will not affect the liability of a party for the breach of any of the Binding Provisions prior to such termination or the breach of any provision set forth in paragraphs 6, 7, 8, 9 or 10 of this letter of intent, which will survive termination of this letter of intent.

Mr. Michael K. Paulk
June 30, 2000
Page 5

                  If the foregoing meets with your approval, please sign and return one copy of this letter of intent to our offices no later than 5:00 p.m., June 30, 2000. Each of the parties agrees that this letter of intent may be signed in counterparts or by facsimile without affecting the validity or enforceability of this letter of intent. On receipt of a signed letter of intent, we will commence preparation of the Agreement for your review and release the joint press release in accordance with the rules of the New York Stock Exchange.

Best Regards,

/s/ MARCUS C. ROWLAND

Marcus C. Rowland
Chief Financial Officer

AGREED TO AND ACCEPTED this 30 th day of June, 2000.

GOTHIC ENERGY CORPORATION,
an Oklahoma corporation

By /s/ MICHAEL K. PAULK
  ---------------------------
  Michael K. Paulk, President

GOTHIC PRODUCTION COMPANY,
an Oklahoma corporation

By /s/ MICHAEL K. PAULK
  ---------------------------
  Michael K. Paulk, President